Exhibit 99.1
Insulet Appoints Charles Liamos as
Chief Operating Officer
BEDFORD, MA, January 10, 2011— Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod(R) Insulin Management System, today announced the appointment of Charles Liamos as the company’s Chief Operating Officer. Mr. Liamos, a member of Insulet’s Board of Directors since 2005, will continue to serve in that role.
“Charlie brings unparalleled experience in managing the operations of high growth companies in the diabetes industry to take them to the next level of performance,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “As we prepare to further our lead in the tubeless insulin pump industry with our next generation OmniPod, we are confident that Charlie’s proven track record will help us to further grow the opportunities for this unique and innovative therapy.”
Mr. Liamos has over 15 years of career experience in the diabetes industry, most recently serving as the Division Vice President of Abbott Diabetes Care. At Abbott, he was responsible for world-wide finance and operations for the Diabetes Care division, including integrating the acquisitions of MediSense and TheraSense. Prior to its acquisition by Abbott, Mr. Liamos was with TheraSense, Inc. as the company’s Chief Operating Officer and Chief Financial Officer. Previously, he served as Director of Worldwide Sourcing at LifeScan, Inc., a division of Johnson & Johnson.
“As a member of the Insulet Board of Directors, I have had the opportunity to get to know Duane and his management team very well,” commented Mr. Liamos. “I am pleased to join this strong team at such an exciting time in the Company’s evolution. My goal is to further expand and improve our global operational capabilities as we continue on our path of rapid growth.”
Mr. Liamos is also a partner in MedVenture Associates, a venture capital firm specializing in the medical technology industry. Mr. Liamos will continue to manage certain MedVentures investments by remaining on the boards of three portfolio companies.

Prior to his experience in the diabetes industry, Mr. Liamos held various operational and financial roles at Martin Marietta and GE Aerospace for over nine years. Mr. Liamos earned a Bachelor of Science from the University of Vermont and is a graduate of the General Electric Financial Management Program.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Forward Looking Statement
This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected future growth. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, as amended, which was originally filed with the Securities and Exchange Commission on March 9, 2010 in the section entitled “Risk Factors,” and in its other filings from time to time with the

Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Stephanie Marks for Insulet Corporation
Email Contact
877-PODD-IR1 (877-763-3471)